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SCHEDULE 14A INFORMATION

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Eaton Vance Limited Duration Income Fund (Name of Registrant as Specified in Its Charter)

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Eaton Vance Limited Duration Income Fund

Phone Script - #2 (Live and Machines)

This is Tom Faust, Chief Executive Officer of Eaton Vance and a Trustee of Eaton Vance Limited Duration Income Fund.

We understand that you or someone in your household owns shares of this Fund.

We need your help.

An opportunistic hedge fund has acquired a stake in the Fund and is proposing changes that your Board believes are not in the best interests of the Fund or its shareholders.

Please vote your shares now by pressing 1.

For more information on this matter, please press 2.

To refer us to someone else in your household, please press 3.

If you are receiving this message on your answering machine or voicemail, please call (866) 342-4883 between 9:00 a.m. and 10:00 p.m. Eastern Time. It will take only a few minutes of your time.

Thank you for your assistance.

Phone Script - #3 (Machines only)

This is Tom Faust, Chief Executive Officer of Eaton Vance and a Trustee of Eaton Vance Limited Duration Income Fund.

We understand that you or someone in your household owns shares of this Fund.

We need your help.

An opportunistic hedge fund has acquired a stake in the Fund and is proposing changes that your Board believes are not in the best interests of the Fund or its shareholders.

To vote, or for more information on this matter, please call (866) 342-4883 between 9:00 a.m. and 10:00 p.m. Eastern Time. It will take only a few moments of your time.

Thank you for your assistance.

 12/23/19

Eaton Vance Limited Duration Income Fund

1.	Who is making this shareholder proposal? Why does the Board recommend a vote against it?

Saba Capital Master Fund, Ltd., an opportunistic hedge fund, through its investment adviser, Saba Capital Management, L.P. (together with Saba Capital Master Fund, Ltd., “Saba”) submitted the proposal (“Proposal 2”).

The Board is comprised of highly qualified individuals who are committed to fostering the Fund’s long-term ability to achieve its investment objective. The Board’s classified structure has been in place and fully disclosed since the Fund’s inception in 2003 and the Board believes that the classified board structure continues to provide the Fund and its shareholders with important benefits, including providing stability and continuity of management.

2.	What are the downsides of a declassified Board?

A classified board structure prevents a complete turnover of the Board, and corresponding detrimental change in the Fund’s investment direction in a single year. The Board believes that its classified structure helps protect the Fund and its shareholders from undue influence by arbitrageurs, like Saba, seeking short-term profits.

3.	If a shareholder indicates vote “FOR” Proposal 2, please say:

Before I take your vote, I would just like to mention that, if implemented, an activist investor could gain control of the Board at a single shareholder meeting. This could lead to actions that produce short-term gains at the expense of long-term shareholders. This could also result in radical changes to the way the Fund is operated, including with respect to its investment strategy, closed-end structure or other characteristics that may have attracted you to invest in the Fund in the first place. For these reasons, the Board strongly recommends a vote against Proposal 2.

4.	Does Saba have a history of closed-end fund activism?

Yes. Saba’s pretext of “improving the corporate governance” is inconsistent with its history of activism with other closed-end funds. Saba’s history of closed-end fund activism reveals that it seeks to use this type of proposal and others to pursue actions that may not be in the interests of long-term shareholders. On its own public website, Saba declares that it “selectively pursues an activist approach where corporate actions may be an effective tool to unlock shareholder value and monetize the discount to NAV.”